SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     International Integration Incorporated
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

       -------------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------
    5) Total fee paid:

       -------------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

       -------------------------------------------------------------------------
    2) Form, Schedule or Registration Statement No.:

       -------------------------------------------------------------------------
    3) Filing Party:

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    4) Date Filed:

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




                INTERNATIONAL INTEGRATION INCORPORATED (i-CUBE)
                                101 Main Street
                        Cambridge, Massachusetts 02142


                   Notice of Annual Meeting of Stockholders
                     to be Held On Thursday, May 20, 1999


     The 1999 Annual Meeting of Stockholders of International Integration Incorporated (the "Company") will be held in the D. Dorr Room at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 at 10:00 a.m., local time, to consider and act upon the following matters:

     1. To elect Lawrence P. Begley and Gregory S. Young as Class I Directors, to serve for a three-year term;

     2. To ratify the selection of PricewaterhouseCoopers LLP by the Board of Directors as the Company's independent auditors for the fiscal year ending December 31, 1999; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 5, 1999 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

                                          By Order of the Board of Directors,



                                          David M. Samuels
                                          Secretary

Cambridge, Massachusetts
April 19, 1999

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                    INTERNATIONAL INTEGRATION INCORPORATED
                                101 Main Street
                        Cambridge, Massachusetts 02142


            Proxy Statement for the Annual Meeting of Stockholders
                     to be Held on Thursday, May 20, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of International Integration Incorporated (the "Company") for use at the Annual Meeting of Stockholders to be held on May 20, 1999 and at any adjournments of that meeting (the "Annual Meeting"). All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

     The enclosed Notice of Annual Meeting, this Proxy Statement, the enclosed Proxy and the Company's Annual Report to Stockholders for the year ended December 31, 1998 are being mailed to stockholders on or about April 19, 1999.

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written request to the Secretary of the Company, International Integration Incorporated, 101 Main Street, Cambridge, Massachusetts 02142.

Voting Securities and Votes Required

     At the close of business on April 5, 1999, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 16,813,571 shares of common stock, $0.01 par value per share, of the Company (the "Common Stock"), constituting all of the voting stock of the Company. Holders of Common Stock are entitled to one vote per share.

     The presence or representation by proxy of the holders of a majority of the number of shares of Common Stock issued, outstanding and entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

     The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the shares voting on the matter is required for the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

     Shares that abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on the matters presented for stockholder approval at this Annual Meeting.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information as of March 15, 1999, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director and each person nominated to become a director of the Company,

(iii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation" below and (iv) all current directors and executive officers of the Company as a group:


                                                                              Number of Shares     Percentage of
                                                                                Beneficially        Common Stock
                             Beneficial Owner                                     Owned(1)         Outstanding(2)
                             ----------------                                ------------------   ---------------
Sundar Subramaniam .......................................................        4,752,025             28.3%
 219 Vassar Street
 Cambridge, Massachusetts 02139
Madhav Anand (3) .........................................................        1,886,250             11.1%
 c/o International Integration Incorporated
 101 Main Street
 Cambridge, Massachusetts 02142
Yannis Doganis ...........................................................        1,666,200              9.9%
 c/o International Integration Incorporated
 101 Main Street
 Cambridge, Massachusetts 02142
Edouard Aslanian (4) .....................................................        1,600,000              9.5%
 c/o International Integration Incorporated
 101 Main Street
 Cambridge, Massachusetts 02142
Harrington Trust Limited as Trustee of the Geneva Trust ..................        1,161,000              6.9%
 Cedar House
 41 Cedar Avenue
 P.O. Box HM 1179
 Hamilton HM EX, Bermuda
The TCW Group, Inc.(5) ...................................................        1,038,752              6.2%
 865 South Figueroa Street
 Los Angeles, California 90017
Michael Pehl (6) .........................................................          919,814              5.2%
 c/o International Integration Incorporated
 101 Main Street
 Cambridge, Massachusetts 02142
Lawrence P. Begley (7) ...................................................          309,375              1.8%
Karl-Heinz Dette .........................................................               --                *
James K. McCann (8) ......................................................          112,497                *
Jane Callanan (9) ........................................................          112,497                *
Maria A. Cirino (10) .....................................................           63,750                *
Thomas J. Meredith (11) ..................................................           30,000                *
Joseph M. Tucci ..........................................................           37,500                *
Gregory S. Young (12) ....................................................          130,631                *
John A. Young ............................................................               --                *
Patrick J. Zilvitis (13) .................................................           31,000                *
All current directors and executive officers as a group (12 persons) (14)         3,633,314             19.6%

--------------------

* Less than 1%

 (1) Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The number of shares of Common Stock beneficially owned is determined under the rules of the Securities and Exchange Commission and is not necessarily indicative of beneficial ownership for any other purpose. The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of such shares. Any reference in the footnotes below to stock options held by the person in question relates to stock options which are currently exercisable or exercisable within 60 days after March 15, 1999.

 (2) The number of shares deemed outstanding with respect to a named person includes 16,813,571 shares outstanding as of March 15, 1999 plus any shares subject to options held by the person in question that are currently exercisable or exercisable within 60 days after March 15, 1999.

 (3) Includes 112,500 shares issuable pursuant to options held by Mr. Anand that may be exercised within 60 days after March 15, 1999.

 (4) Includes certain shares held by a family limited partnership controlled by Mr. Aslanian.

 (5) Consists of 1,038,752 shares for which The TCW Group, Inc. shares voting and dispositive power with an affiliate, Robert Day.

 (6) Consists of 919,814 shares issuable pursuant to options held by Mr. Pehl that may be exercised within 60 days after March 15, 1999.

 (7) Consists of 309,375 shares issuable pursuant to options held by Mr. Begley that may be exercised within 60 days after March 15, 1999.

 (8) Includes 112,497 shares issuable pursuant to options held by Mr. McCann that may be exercised within 60 days after March 15, 1999.

 (9) Includes 97,497 shares issuable pursuant to options held by Ms. Callanan that may be exercised within 60 days after March 15, 1999.

(10) Consists of 63,750 shares issuable pursuant to options held by Ms. Cirino that may be exercised within 60 days after March 15, 1999.

(11) Consists of 30,000 shares held subject to the Company's right to repurchase 22,500 of such shares in the event Mr. Meredith's service as a director terminates before certain vesting dates applicable to such shares.

(12) Includes 58,131 shares issuable pursuant to options held by Mr. Young that may be exercised within 60 days after March 15, 1999.

(13) Consists of 30,000 shares issuable pursuant to options held by Mr. Zilvitis that may be exercised within 60 days after March 15, 1999, subject to the Company's right to repurchase 22,500 of such shares in the event Mr. Zilvitis' service as a director terminates before vesting dates applicable to such options, and 1,000 shares held in trust for the benefit of a family member.

(14) Includes 1,703,564 shares issuable pursuant to options that may be exercised within 60 days after March 15, 1999.

               ELECTION OF DIRECTORS -- DIRECTORS OF THE COMPANY

     The Company's Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. The Board currently consists of two Class I Directors, whose terms expire at the 1999 Annual Meeting of Stockholders, three Class II Directors, whose terms expire at the 2000 Annual Meeting of Stockholders and three Class III Directors whose terms expire at the 2001 Annual Meeting of Stockholders (in all cases subject to the election of their successors and to their earlier death, resignation or removal).

     The persons named in the enclosed proxy will vote to elect Lawrence P. Begley and Gregory S. Young as Class I Directors, unless authority to vote for the election of the nominees is withheld by marking the proxy to that effect. The Company has no nominating committee, and all nominations are made by the Board of Directors. Each nominee has indi-cated his willingness to serve, if elected, but if any nominee should be unable to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors.

     Set forth below are the name, age and certain other information with respect to each director and nominee for director of the Company.

Nominees for Class I Directors

     Lawrence P. Begley, 43, joined the Company in October 1996 as Chief Financial Officer, Treasurer and a Director and became Executive Vice President in April 1998. From August 1988 to October 1996, Mr. Begley was employed by Boston Consulting Group ("BCG"), an international management consulting firm. From August 1988 until December 1990, Mr. Begley was Director of Finance and Corporate Controller of BCG. From December 1990 to October 1996, he was Chief Financial Officer and Treasurer of BCG.

     Gregory S. Young, 42, has served as Director of the Company since August 1995. Since 1990, Mr. Young has been President of Teton Capital Management, a private capital investment firm. Mr. Young is the son of John A. Young.

Class II Directors

     Madhav Anand, 32, co-founded the Company and has served as a Director since June 1993. Since November 1994, Mr. Anand has served as President of the Company. From April 1992 to February 1993, Mr. Anand was a project manager at Sapient Corporation, an IT consulting firm. From May 1989 to April 1992, Mr. Anand was an associate director for Cambridge Technology Partners, Inc., an IT consulting firm.

     John A. Young, 66, has served as a Director of the Company since August 1995. Mr. Young was the Chief Executive Officer and President of
Hewlett-Packard Company from 1978 to 1992. Mr. Young is a director of SmithKline Beecham p.l.c., Lucent Technologies, Chevron Corp., Novell, Inc., Wells Fargo Bank & Co. and Affymetrix, Inc. Mr. Young is the father of Gregory
S. Young.

     Patrick J. Zilvitis, 56, has served as a Director of the Company since December 1997. Since November 1992, Mr. Zilvitis has been the Vice President, Corporate Information Technology and Chief Information Officer of The Gillette Company.

Class III Directors

     Thomas J. Meredith, 48, has served as a Director of the Company since March 1998. Since November 1992, Mr. Meredith has been the Chief Financial Officer of Dell Computer. In September 1995, Mr. Meredith was named Senior Vice President, Finance and Information Systems of Dell Computer and retained the position of Chief Financial Officer of Dell Computer. In July 1996, Mr. Meredith's title was changed to Senior Vice President and Chief Financial Officer of Dell Computer. Mr. Meredith is a director of i2 Technologies, Inc.

     Michael Pehl, 37, has served as Chief Executive Officer since June 1996. He was elected Chairman of the Board of Directors of the Company in July 1996. From March 1994 to May 1996, Mr. Pehl was Chief Executive Officer of Deloitte & Touche Consulting Group/ICS, the global SAP and Baan package implementation group of Deloitte Touche Tohmatsu International, a global accounting and consulting firm. From January 1991 until March 1994, Mr. Pehl was Chief Executive Officer of ICS, a systems implementation firm that he founded and sold to Deloitte & Touche in 1994. Prior to founding ICS, Mr. Pehl was employed by SAP AG and SAP America from July 1986 to December 1990 where he held various positions in the consulting and development organizations. Mr. Pehl was a member of the SAP AG team that relocated to the United States in 1987 and established SAP America.

     Joseph M. Tucci, 51, has served as a Director of the Company since May 1995. Since January 1993, he has been the President and Chief Executive Officer of Wang Global (formerly Wang Laboratories, Inc.), and has been its Chairman of the Board of Directors since October 1993.

Board and Committee Meetings

     The Company has a standing Audit Committee of the Board of Directors, which reviews the Company's internal accounting control policies and procedures, the performance of the Company's independent auditors in the annual audit and auditors' fees; considers and recommends the selection of the Company's independent auditors; reviews and approves any major accounting policy changes affecting the Company's operating results and provides the opportunity for direct contact between the Company's independent auditors and the Board of Directors. The Company's consolidated financial statements are currently audited by PricewaterhouseCoopers LLP. The Audit Committee met 3 times during fiscal 1998. The current members of the Audit Committee are Messrs. Meredith and G. Young.

     The Company has a standing Compensation Committee of the Board of Directors, which provides recommendations to the Board regarding compensation programs of the Company and administers and has authority to grant stock options under the Company's 1998 Stock Incentive Plan to all employees, directors and officers of the Company, including those persons who are required to file reports ("Reporting Persons") pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Compensation Committee also administers the Company's 1993 Stock Plan, the Company's 1996 Stock Plan, the Company's 1998 Non-Employee Director Stock Option Plan and the Company's 1998 Employee Stock Purchase Plan. The Compensation Committee met 2 times during fiscal 1998. The current members of the Compensation Committee are Messrs. Tucci, J. Young and Zilvitis.

     The Board of Directors held 8 meetings during fiscal 1998. Each director attended at least 60% of the aggregate number of Board meetings and meetings held by all committees on which he then served.

Director Compensation and Stock Options

     The Company's Directors do not receive any compensation for their services on the Board of Directors or any committee thereof; however, they are reimbursed for expenses incurred in connection with their attendance at Board or committee meetings. The non-employee directors (which consist of Messrs. Meredith, Tucci, G. Young, J. Young and Zilvitis) will receive options to purchase shares of Common Stock pursuant to the 1998 Non-Employee Director Stock Option Plan as of the date of the 1999 Annual Meeting of Stockholders, provided that they will continue to serve as Directors immediately after the meeting.

                            EXECUTIVE COMPENSATION

Summary of Compensation

     The following table sets forth certain compensation information for the fiscal years indicated, of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers whose cash compensation exceeded $100,000 during the fiscal year ended December 31, 1998 (collectively, the "Named Executive Officers"):


                          SUMMARY COMPENSATION TABLE


                                                              Annual             Long-Term
                                                          Compensation(1)       Compensation
                                                       ---------------------   -------------
                                                                                 Securities
                                                                                 Underlying       All Other
                                             Fiscal      Salary      Bonus        Options        Compensation
       Name and Principal Position            Year        ($)         ($)       (shares)(2)          ($)
-----------------------------------------   --------   ---------   ---------   -------------   ---------------
Michael Pehl ............................    1998      260,000      167,700         --          20,737(3)
Chief Executive Officer and                  1997      260,000      130,000       200,000        8,771(3)
Chairman of the Board of Directors

Lawrence P. Begley ......................    1998      250,000      118,250         --           1,020(4)
Executive Vice President, Chief              1997      250,000       96,600         --          10,910(4)
Financial Officer, Treasurer and Director

Karl-Heinz Dette ........................    1998      136,595      150,000       100,000           --
Vice President and General Manager,          1997         --             --         --              --
European Operations

James K. McCann .........................    1998      200,000       60,200         --              --
Vice President, Client Services              1997      116,667      128,175       225,000           --

Jane Callanan ...........................    1998      180,000       67,725         --             150(5)
Vice President, Human Resources              1997      114,818       80,690       225,000           --

--------------------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constitute less than the lesser of $50,000 or ten percent of the total salary and bonus reported for the executive officer during the years ended December 31, 1997 and 1998.

(2) The Company did not grant any restricted stock awards or stock appreciation rights during the year ended December 31, 1998. The Company does not have any long-term incentive plan.

(3) Represents life insurance premiums paid on behalf of Mr. Pehl.

(4) Represents life and health insurance premiums paid on behalf of Mr. Begley.

(5) Represents health and fitness expenses paid on behalf of Ms. Callanan.

Option Grants

     The following table sets forth certain information concerning option grants during the fiscal year ended December 31, 1998 to the Named Executive Officers and the number and value of the unexercised options held by such persons on December 31, 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     Individual Grants
                               -------------------------------------------------------------
                                                                                                  Potential Realizable
                                                                                                    Value at Assumed
                                 Number of      Percentage of                                     Annual Rates of Stock
                                 Securities     Total Options                                    Price Appreciation for
                                 Underlying      Granted to                                          Option Term (1)
                                  Options       Employees in       Exercise       Expiration   --------------------------
Name                            Granted (#)      Fiscal Year     Price ($/Sh)        Date        5% ($)       10% ($)
----------------------------   -------------   --------------   --------------   -----------   ----------   ----------
Michael Pehl ...............           --             --               --              --            --           --
Lawrence P. Begley .........           --             --               --              --            --           --
Karl-Heinz Dette ...........      100,000             8.7             5.00           1/08       314,447      796,872
James K. McCann ............           --             --               --              --            --           --
Jane Callanan ..............           --             --               --              --            --           --

--------------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future stock prices. This table does not take into account any appreciation or depreciation in the price of the Common Stock to date. Actual gain, if any, on stock option exercises will depend on future performance of the Common Stock and the date on which the options are exercised. Values shown are net of the option exercise price, but do not include deductions for tax or other expenses associated with the exercise.

Option Exercises and Holdings

     The following table sets forth certain information concerning each exercise of a stock option during the fiscal year ended December 31, 1998 by each of the Named Executive Officers, and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1998:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                    Number of Shares             Value of Unexercised
                                                           Underlying Unexercised Options at     In-the-money Options
                                                                  Fiscal Year-End (#)          at Fiscal Year-End($)(1)
                                Shares                    ----------------------------------- -------------------------
                              Acquired on       Value                 Exercisable/                   Exercisable/
Name                         Exercise (#)   Realized ($)             Unexercisable                  Unexercisable
--------------------------- -------------- -------------- ----------------------------------- -------------------------
Michael Pehl ..............         --             --               919,814/496,686             13,597,210/7,450,290
Lawrence P. Begley ........         --             --               309,375/215,625              4,640,625/3,234,375
Karl-Heinz Dette ..........         --             --                     0/100,000                      0/1,200,000
James K. McCann ...........         --             --                93,747/131,253              1,312,458/1,837,542
Jane Callanan .............     15,000         30,000                78,747/131,253              1,102,458/1,837,542

--------------------
(1) The per share value of unexercised in-the-money options is calculated by subtracting the per share option exercise price from the last per share sale price of the Company's Common Stock on the Nasdaq National Market on December 31, 1998 ($17.00).

Employment Agreements with Named Executive Officers

     The Company is party to a letter agreement with Michael Pehl, pursuant to which Mr. Pehl received a $1,000,000 cash signing bonus, $50,000 to pay for negotiation and relocation expenses and a $4,000,000 life insurance policy as inducements to join the Company. Under the agreement, Mr. Pehl is entitled to an annual base salary of not less than $200,000. In addition, the agreement provides that effective upon his employment, Mr. Pehl was entitled to receive stock options to purchase 892,500 shares of the Company's Common Stock at an exercise price of $2.00 per share. The agreement provides for vesting of the options over a four-year period, subject to acceleration in full upon a change of control and subject to an acceleration provision that is effective upon the completion of an initial public offering, as follows: if, at the time of the Company's initial public offering, less than 50% of Mr. Pehl's options have vested, then 50% shall immediately vest, with the remaining 50% to vest in four equal semi-annual installments starting six months after the initial public offering. More than 50% of Mr. Pehl's options vested prior to the offering. If Mr. Pehl's employment is terminated by the Company for cause, or if he voluntarily leaves the Company or dies, the options will terminate (provided that he or his estate may exercise any vested options). If Mr. Pehl's employment is terminated without cause, the options that have vested as of the date of termination will remain exercisable until ninety days after the date of termination, whereupon they will expire. The agreement also provides that effective upon his employment, Mr. Pehl was entitled to receive two stock options, each to purchase 162,000 shares of the Company's Common Stock at an exercise price of $2.00 per share. The agreement provides for vesting of these options at the end of seven years from the date of the agreement, subject to the following acceleration provisions. The first of the options will completely vest if the Company achieves a total market capitalization of $400 million while Mr. Pehl is employed by the Company or within six months of the termination of Mr. Pehl's employment without cause. The second of the options will completely vest if the Company achieves a total market capitalization of $600 million while Mr. Pehl is employed by the Company or within six months of the termination of Mr. Pehl's employment without cause. As of March 15, 1999, the first of such acceleration provisions has become effective. The agreement provides that Mr. Pehl may provide advisory services to his former employer, Deloitte & Touche Consulting Group/ICS, for a maximum of twelve days per year.

     The Company is party to a letter agreement with Lawrence P. Begley, dated August 30, 1996. Pursuant to the agreement, Mr. Begley received a $150,000 cash signing bonus and a $1,000,000 term life insurance policy as inducements to join the Company. Under the agreement, Mr. Begley is entitled to an annual base salary of not less that $250,000. In addition, the agreement provides that effective upon his employment, Mr. Begley was entitled to receive stock options to purchase 375,000 shares of the Company's Common Stock at an exercise price of $2.00 per share. The agreement provides for vesting of the options over a four-year period, subject to acceleration in full upon a change of control and subject to an acceleration provision that is effective upon the completion of an initial public offering, as follows: if, at the time of the Company's initial public offering, less than 50% of Mr. Begley's options have vested, then 50% shall immediately vest, with the remaining 50% to vest in four equal semi-annual installments starting six months after the initial public offering. Less than 50% of Mr. Begley's options vested prior to the offering. The agreement also provides that effective upon his employment, Mr. Begley was entitled to receive two stock options, each to purchase 75,000 shares of the Company's Common Stock at an exercise price of $2.00 per share. The agreement provides for vesting of the options at the end of seven years from the date of the agreement, subject to the following acceleration provisions. The first of the options will completely vest if the Company achieves a total market capitalization of $400 million while Mr. Begley is employed by the Company or within six months of the termination of Mr. Begley's employment without cause. The second of the options will completely vest if the Company achieves a total market capitalization of $600 million while Mr. Begley is employed by the Company or within six months of the termination of Mr. Begley's employment without cause. As of March 15, 1999, the first of such acceleration provisions has become effective. If the Company terminates Mr. Begley's employment without cause or if Mr. Begley resigns as a result of (i) any reduction in compensation below $250,000 per year or (ii) a material diminution of his job responsibilities or position within the Company without his consent within the first thirty-six months after he commenced employment with the Company, then Mr. Begley will continue to receive his annual base salary and benefits for the twelve-month period following the effective date of termination.

     The Company is party to a letter agreement with Karl-Heinz Dette dated December 19, 1997. Pursuant to the agreement, Mr. Dette received a $100,000 cash signing bonus as an inducement to join the Company. Under the agreement, Mr. Dette is entitled to an annual base salary of $175,000, an annual bonus of up to 20% of his annual base salary and an additional annual bonus of up to $100,000, each bonus to be based upon the attainment of certain performance criteria set by the Board of Directors, which include revenue, profitability and client satisfaction. The agreement provides that for the first twelve-month period of Mr. Dette's employment, the Company will guarantee a minimum performance bonus of $50,000. The agreement also provides that effective upon his employment, Mr. Dette was entitled to receive stock options to purchase 100,000 shares of the Company's common stock. The agreement provides for vesting of the options over a four-year period. In the event that the Company ceases to perform computer and consulting services and Mr. Dette elects to terminate his employment with the Company, the Company will pay him a lump sum equal to twice his annual base salary.

Certain Transactions

     In October 1997, the Company loaned Sundar Subramaniam $533,333, which Mr. Subramaniam used to exercise options to purchase 400,000 shares of the Common Stock of the Company. This loan bears interest at 8.5% per annum, and is payable in full on October 13, 2000. The loan is secured by the shares of Common Stock acquired upon such exercise. At March 31, 1999, the outstanding amount of this loan, including accrued interest, was approximately $599,749.

     The Company believes the transaction set forth above was made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties. As of the closing of the Company's initial public offering in June 1998, the Company adopted a policy whereby all future transactions between the Company and its officers, directors and affiliates will be on terms that are no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors.

     For a description of option grants to certain executive officers of the Company, see "Executive Compensation-- Option Grants."

                     REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is currently composed of three non-employee directors, Joseph M. Tucci, John A. Young and Patrick J. Zilvitis. The Compensation Committee is responsible for establishing and administering the policies which govern both annual compensation and performance-based equity ownership of the Company's executive officers.

     This report is submitted by the Compensation Committee and addresses the Company's policies for 1998 as they apply to the Named Executive Officers.

Compensation Philosophy

     The Company's executive compensation program is structured and administered to achieve three broad goals in a manner consistent with stockholder interests. First, executive compensation structures are set to enable the Company to attract and retain key executives. Second, compensation programs are designed to reward executives for the achievement of specified business objectives of the Company. Finally, the Company's executive compensation programs provide executives with long-term ownership opportunities in order to align executive and stockholder interests.

     In evaluating both individual and corporate performance for purposes of determining salary and bonus levels and stock option grants, the Compensation Committee places significant emphasis on the extent to which strategic and business plan goals are met, including the progress and success of the Company with respect to matters such as achieving operating budgets and enhancement of the Company's strategic position, as well as on the Company's overall financial performance.

Executive Compensation in Fiscal 1998

     The compensation programs for the Company's executives established by the Compensation Committee consist of three elements based upon the foregoing objectives: (i) base salary and benefits competitive with the marketplace; (ii) bonus grants based on Company performance; and (iii) stock-based equity incentive in the form of participation in the 1998 Stock Incentive Plan (prior to the closing of the Company's initial public offering in June 1998, option grants under the 1996 Stock Plan were also possible). The Compensation Committee believes that providing a base salary and benefits to its executive officers that are competitive with the marketplace enables the Company to attract and retain key executives. In addition, the Compensation Committee believes that bonuses based on both corporate and individual performance provide incentives to its executive officers that align their interests with those of the Company as a whole. The Compensation Committee generally provides executive officers with discretionary stock option awards to reward them for achieving specified business objectives and to provide them with long-term ownership opportunities.

     In determining the salary and bonuses of each executive officer, including the Named Executive Officers, the Compensation Committee and the Board of Directors consider numerous factors such as (i) the individual's performance, including the expected contribution of the executive officer to the Company's goals, (ii) the Company's long-term needs and goals, including attracting and retaining key management personnel, and (iii) the Company's competitive position, including data on the payment of executive officers at comparable companies that are familiar to members of the Compensation Committee. The companies used by the Compensation Committee to compare executive compensation are companies of which the members of the Compensation Committee have specific knowledge and are considered to be at similar stages of development as the Company. As appropriate, the Compensation Committee also considers general economic conditions and the historic compensation levels of the individual.

     Stock option grants made pursuant to the 1996 Stock Plan and the 1998 Stock Incentive Plan in the fiscal year ended December 31, 1998 were designed to make a portion of the overall compensation of the executive officers receiving such awards dependent upon the performance of the Company's Common Stock. Such grants, as a result of vesting arrangements, also serve as a means of retention. In making stock option grants to executives, the Compensation Committee considers a number of factors, including current performance and responsibilities, and the executive's current stock or option holdings.

Benefits

     The Company's executive officers are entitled to receive medical benefits and life insurance benefits and to participate in the Company's 401(k) Savings Plan on the same basis as other full-time employees of the Company.

Compensation of the Chief Executive Officer in Fiscal 1998

     The compensation philosophy applied by the Compensation Committee in establishing the compensation for the Company's Chairman and Chief Executive Officer is the same as for the other senior management of the Company--to provide a competitive compensation opportunity that rewards performance.

     During fiscal 1998, Mr. Pehl served as Chairman and Chief Executive Officer of the Company and was paid a base salary of $260,000. The Compensation Committee established Mr. Pehl's base salary at a level considered to be competitive with the compensation of Chief Executive Officers at other publicly-traded IT services companies at the same stage of development as the Company. Mr. Pehl was also paid a bonus of $167,700 in fiscal 1998.

Compliance with Section 162(m) of the Code

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally disallows tax deductions to publicly-traded corporations for compensation over $1,000,000 paid to the corporation's Chief Executive Officer or any of its other four most highly compensated executive officers. Qualifying performance-based compensation will not be subject to this disallowance if certain requirements are met. The Company intends to structure the compensation arrangements of its executive officers in a manner that will avoid disallowances under Section 162(m).

                                            COMPENSATION COMMITTEE
                                            Joseph M. Tucci
                                            John A. Young
                                            Patrick J. Zilvitis

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock of the Company during the period from June 23, 1998 (the date on which the Company's Common Stock began trading on the Nasdaq National Market) to December 31, 1998 with the cumulative total return over the same period of (i) the Nasdaq National Market (U.S. Companies) (the "Nasdaq Composite Index") and (ii) the Nasdaq Computer Index (the "Nasdaq Computer Index"). This comparison assumes the investment of $100 on June 23, 1998 in the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq Computer Index and assumes dividends, if any, are reinvested.



              [graphical representation of stock performance data]

                                                     June 23, 1998     December 31, 1998
                                                    ---------------   ------------------
International Integration Incorporated ..........      $ 100.00            $ 141.67
Nasdaq Composite Index ..........................      $ 100.00            $ 121.42
Nasdaq Computer Index ...........................      $ 100.00            $ 143.02

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, at the recommendation of the Audit Committee, has selected the firm of PricewaterhouseCoopers LLP as the Company's independent auditors for the current fiscal year. PricewaterhouseCoopers LLP has served as the Company's independent auditors since 1996. Although stockholder ratification of the Board of Directors' selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection of PricewaterhouseCoopers LLP.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

Matters to be Considered at the Meeting

     The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of shares held in their names, and the Company will reimburse them for out-of-pocket expenses incurred on behalf of the Company.

Stockholder Proposals

     Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company at its principal office in Cambridge, Massachusetts not later than December 21, 1999 for inclusion in the proxy statement for that meeting.

     In connection with the 2000 Annual Meeting of Stockholders, the persons appointed by the Board of Directors to act as the proxies for such Annual Meeting will, if the Company does not receive notice of a matter or proposal to be considered by March 5, 2000, be allowed to use their discretionary voting authority with respect to any such matter or proposal that is raised at such Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

     Except as described below, and based solely upon a review of reports submitted, the Company believes that during 1998 its executive officers and directors and holders of more than 10% of the Common Stock complied with all
Section 16(a) filing requirements.

     Pursuant to a Deed of Exclusion dated December 22, 1998, Sundar Subramaniam, a holder of more than 10% of the Common Stock of the Company, was excluded as a beneficiary of the Geneva Trust, reducing his beneficial ownership in the Company by 1,800,000 shares of Common Stock. Mr. Subramaniam filed a Form 4 reporting the reduction in his beneficial ownership in April 1999.

     The Geneva Trust, then a holder of more than 10% of the Common Stock of the Company, sold 22,000 shares of the Common Stock on December 31, 1998. The Geneva Trust filed a Form 4 reporting the sale in April 1999.

                                        By Order of the Board of Directors,



                                        David M. Samuels
                                        Secretary


Cambridge, Massachusetts
April 19, 1999


     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT STOCKHOLDERS PLAN TO ATTEND, STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                     1765-PS-99

                                     PROXY


                     INTERNATIONAL INTEGRATION INCORPORATED

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Michael Pehl and David M. Samuels, jointly and individually, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as directed below, all shares of common stock, par value $0.01 per share, of International Integration Incorporated, a Delaware corporation (the "Company"), that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 20, 1999, or any adjournments thereof, as follows on the reverse side.



-----------                                                          -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                  SIDE
-----------                                                          -----------

[X] Please mark
    votes as in
    this example.


1. Election of Directors.

   Nominees: Lawrence P. Begley and Gregory S. Young

          FOR                   WITHHELD
          ALL    [ ]        [ ] FROM ALL
        NOMINEES                NOMINEES



                                                    MARK HERE
                                                   FOR ADDRESS
[ ]                                                 CHANGE AND  [ ]
   --------------------------------------           NOTE BELOW
   For all nominees except as noted above


2. Proposal to ratify PricewaterhouseCoopers LLP    FOR     AGAINST     ABSTAIN
   as the Company's independent auditors for        [ ]       [ ]         [ ]
   the 1999 fiscal year.

In accordance with their discretion, upon such other matters as may properly come before the meeting and any adjournments thereof.

When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH HEREIN.

(Please sign exactly as name appears on stock certificate. When shares are registered jointly, all owners must sign. Corporate owners should sign full corporate name by an authorized person. Executors, administrators, trustees or guardians should indicate their status when signing.)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.




Signature: _______________ Date: ______ Signature: _______________ Date: ______